Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Akorn, Inc.

Lake Forest, Illinois

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 1, 2019 relating to the consolidated financial statements and the effectiveness of Akorn, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Our report on the effectiveness of internal control over financial reporting expresses and adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

/s/ BDO USA, LLP

Chicago, Illinois

May 9, 2019